Exhibit 2.4
EXECUTION COPY
AMENDMENT NO. 1
TO
AGREEMENT AND PLAN OF MERGER
     THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of March 19, 2009, is entered into by and among Endocare, Inc., a Delaware corporation (“Parent”), Orange Acquisitions Ltd., an Israeli corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Galil Medical Ltd., an Israeli corporation (the “Company”).
     WHEREAS, Parent, Merger Sub and the Company have entered into an Agreement and Plan of Merger, dated as of November 10, 2008 (the “Merger Agreement”);
     WHEREAS, the parties desire to amend the Merger Agreement as set forth herein; and
     WHEREAS, pursuant to Section 9.2 of the Merger Agreement, the Merger Agreement may be amended by the parties by action taken or authorized by each party’s respective board of directors, and set forth in a writing designated as an amendment and signed on behalf of each of the parties.
     NOW THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
     Section 1.1 Definitions. Capitalized terms used herein but not defined herein shall have the respective meanings given to them in the Merger Agreement.
     Section 1.2 Amendments.
     (a) Section 4.4(c) of the Merger Agreement is hereby deleted in its entirety and replaced by the following:
     (c) The authorized Share Capital of the Company immediately prior to the Closing shall consist of NIS 3,950,089.27 divided into 395,008,923 Ordinary Shares and 4 Preferred A-1 Shares.
     (b) Section 4.4(d) of the Merger Agreement is hereby deleted in its entirety and replaced by the following:
     (d) As of immediately prior to the Closing (and following consummation of the transactions contemplated by the Pre-Closing Shareholders Agreement), and assuming no exercise of any outstanding Company Share Options after November 10, 2008, (i) 365,569,173 Company Ordinary Shares shall be issued and outstanding, (ii) 25,209,334 Company Ordinary Shares shall be reserved for issuance upon exercise of Company Share Options issued and outstanding, and (iii) 4,230,416 Company Ordinary Shares shall be authorized and reserved for future issuance pursuant to the Company Option Plans (other than Company Ordinary Shares authorized and reserved for future issuance upon exercise of Company Share Options issued and outstanding on such date). Each issued and outstanding Company Share will be, and each Company Share reserved for issuance as specified above will be, upon issuance on the terms and conditions specified in the instruments pursuant to which it is issuable, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights or similar rights, and will be issued in compliance in all respects with applicable Law and the Company Charter Documents.
     (c) Section 8.4(c)(v) of the Merger Agreement is hereby deleted in its entirety and replaced by the following:
     (v) the Company has breached its obligations under Section 5.4 or Section 5.11.
     (d) Section 8.7 of the Merger Agreement is hereby deleted in its entirety and replaced by the following:
     Effect of Termination. If this Agreement is terminated, all obligations of the parties under this Agreement will terminate, without any Liability on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party shall have any claim against another (and no Person shall have any rights against such party), whether under contract, tort or otherwise, except that Section 5.18, this Article VIII and Article IX hereof, the Confidentiality Agreement and any Ancillary Agreement entered into prior to termination of this Agreement with respect to any breaches occurring prior to any termination of this Agreement, will survive. The remedies of the parties set forth in this Article VIII are the sole and exclusive remedies of the parties if this Agreement is terminated.
     Section 1.3 Counterparts. This Amendment may be executed in any number of identical counterparts, each of which shall be deemed an original for all purposes, and all of which together shall constitute one agreement.
     Section 1.4 Facsimile Signature. This Amendment may be executed by facsimile signature and a facsimile signature or other electronically transmitted signature shall constitute an original for all purposes.

     Section 1.5 Agreement in Force. As amended hereby, the Merger Agreement remains in full force and effect.
     Section 1.6 Governing Law; Disputes; Jurisdiction. This Amendment and all disputes or controversies arising out of or relating to this Amendment shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware. Any dispute, controversy or claim relating to or arising under, out of or in connection with this Amendment shall be determined by arbitration in accordance with Section 9.3 of the Merger Agreement. Each of the parties irrevocably agrees that any legal Action or proceeding arising out of or relating to this Amendment, that is not subject to arbitration pursuant to Section 9.3 of the Merger Agreement, brought by any other party or its successors or assigns shall be brought and determined in accordance with the provisions of Section 9.11 of the Merger Agreement.
     Section 1.7 No Third-Party Beneficiaries. Nothing in this Amendment, express or implied, is intended to or shall confer upon any Person, including employees of the Company, other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Amendment.
[The Remainder of This Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

ENDOCARE, INC.

By: Name:	/s/ Michael R. Rodriguez Michael R. Rodriguez
Title:	Senior Vice President, Finance and Chief Financial Officer

ORANGE ACQUISITIONS LTD.

By: Name:	/s/ Michael R. Rodriguez Michael R. Rodriguez
Title:	Treasurer

GALIL MEDICAL LTD.

By: Name:	/s/ Martin J. Emerson Martin J. Emerson
Title:	President and Chief Executive Officer

By: Name:	/s/ Karen Sarid Karen Sarid
Title:	Chief Financial Officer
[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]